OMB APPROVAL
                                                             ------------
                                                     OMB  Number       3235-0145
                                                     Expires:     August 31,1999
                                                     Estimated average burden
                                                     hours per response    14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No.  _____________)*

                                  Advocat Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    007586100
                            ------------------------
                                 (CUSIP Number)

                                 June 30, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule  13d-1(b)

     [X]  Rule  13d-1(c)

     [ ]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose Of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC  1745  (3-98)


                                Page 1 of 6 pages

CUSIP  No    007586100
--------------------------------------------------------------------------------

1.     Names  of  Reporting  Persons.
       I.R.S. Identification Nos. of above persons (entities only).
                                  Wallace E. Olson
--------------------------------------------------------------------------------

2.     Check  the  Appropriate  Box  if  a  Member of a Group (See Instructions)
       (a)  Not  Applicable

       (b)  Not  Applicable
--------------------------------------------------------------------------------

3.     SEC  Use  Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization        United States of America

--------------------------------------------------------------------------------
Number  of           5.  Sole  Voting  Power      234,400

Shares  Bene        ------------------------------------------------------------
ficially             6.  Shared Voting Power      387,400
Owned by Each       ------------------------------------------------------------
Reporting            7.  Sole Dispositive Power   234,400

                    ------------------------------------------------------------
Person  With:
                    8.  Shared Dispositive Power  387,400

--------------------------------------------------------------------------------
9.  Aggregate  Amount  Beneficially  Owned by Each Reporting Person    621,800

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable
--------------------------------------------------------------------------------
11.  Percent  of  Class  Represented  by  Amount  in  Row  (11)  11.3
--------------------------------------------------------------------------------
12.  Type  of  Reporting  Person  (See  Instructions)

       INDIVIDUAL
--------------------------------------------------------------------------------


                                Page 2 of 6 pages

ITEM  1.

     (a)  Name  of  Issuer  Advocat  Inc.

     (b) Address of Issuer's Principal Executive Offices 227 Mallory Station Road, Suite 130, Franklin, TN 37067

ITEM  2.

     (a)  Name  of  Person  Filing  Wallace E.  Olson

     (b)  Address  of Principal Business Office
          Suite 604, 736 Georgia Avenue, Chattanooga, TN 37402

     (c)  Citizenship  United  States  of  America

     (d)  Title  of  Class  of  Securities  Common

     (e)  CUSIP  Number  007586100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SEC.SEC.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
Not  Applicable
(a)  [  ]     Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).
(b)  [  ]     Bank  as  defined  in section 3 (a)(6) of the Act (15 U.S.C. 78c).
(c)  [  ]     Insurance  company a-, defined in section 3(a)(1 9) of the Act (15
              U.S.C.  78c).
(d)  [  ]     Investment  company  registered  under section 8 of the Investment
              Company  Act  of  1940  (15  U.S.C  80a-8).
(e)  [  ]     An  investment  adviser  in  accordance  with  Sec.240.13d-  I
              (b)(1)(ii)(E);
(f)  [  ]     An  employee  benefit  plan  or  endowment fund in accordance with
              Sec.240.13d-  I  (b)(1)(ii)(F);
(g)  [  ]     A parent holding company or control person in accordance with Sec.
              240-13d-  I  (b)(1)(ii)(G);
(h)  [  ]     A  savings  associations as defined in Section 3(b) of the Federal
              Deposit  Insurance  Act  (12  U.S.C.  1813);
(j)  [  ]     Group,  in  accordance  with  Sec.240.13d-  I  (b)(1)(ii)(J).


                                Page 4 of 6 pages

ITEM  4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount  beneficially  owned:  621,800.
                                      -------------

     (b)  Percent  of  class:  11.3.
                             ----------

     (c)  Number  of  shares  as  to  which  the  person  has:

          (i)  Sole  power  to  vote  or  to  direct  the  vote  234,400.
                                                               -------------

          (ii) Shared  power  to  vote  or  to  direct  the  vote  387,400.
                                                                 -------------

          (iii)Sole power to dispose or to direct the disposition of  234,400.
                                                                    -----------

          (iv) Shared power to dispose or to direct the disposition of  387,400.
                                                                      ----------

ITEM  5  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS

Not  Applicable

ITEM  6.   OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT ON BEHALF OF ANOTHER PERSON.

Not  Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not  Applicable

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP

Not  Applicable

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP

Not  Applicable

ITEM  10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the Securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 6 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     4/27/01
                       -----------------------------------
                                     Date

                               Wallace E. Olson
                       -----------------------------------
                                   Signature

                               Wallace E. Olson
                       -----------------------------------
                                  Name/Title


                             Page  6  of  6  pages
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